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                        CNL HEALTH CARE PROPERTIES, INC.

                      Supplement No. 1, dated June 2, 2000
                       to Prospectus, dated March 31, 2000

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         This Supplement is part of, and should be read in conjunction with, the
Prospectus dated March 31, 2000. This Supplement replaces all prior Supplements to the Prospectus. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to the Property acquired by the Company is presented as of April 20, 2000, and all references to the Property acquisition should be read in that context. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after April 20, 2000, will be reported in a subsequent Supplement.

                               RECENT DEVELOPMENTS

         The Company recently acquired a Brighton Gardens(R) by Marriott(R) assisted living Property located in Orland Park, Illinois. The assisted living community, which is located southwest of Chicago, is approximately six miles from two medical facilities, Palos Community Hospital and Oak Forest Community Hospital, and less than two miles from the Orland Square Shopping Center. According to a report published by Project Market Decision and Claritas, a research and data collection firm, the greater Chicago area is the third largest seniors market in the country with more than 263,800 seniors age 75 and older. The number of seniors in the ten-mile area surrounding the Property is expected to grow by 11% between 1999 and 2004. The newly constructed assisted living Property, which commenced operations in October 1999, has 106 units. The Company' s interest in the Property is focused on real estate only, not assisted living operations. The Company has entered into a long-term, "triple-net" lease with the tenant of this Property.

         As a result of the acquisition of the Property in Orland Park, Illinois, and the commencement of rental income under the lease, the Company increased its monthly distribution rate, effective April 20, 2000, to an annualized rate of 7%. See "Distribution Policy" for information on how distributions are declared.

                                  THE OFFERINGS

         As of April 20, 2000, the Company had received subscription proceeds (including subscriptions of $383,000 (38,300 Shares) from Pennsylvania investors being held in escrow until aggregate subscription proceeds total at least $7,775,000) of $7,089,384 (708,938 Shares). As of April 20, 2000, net proceeds to the Company from its offering of Shares and capital contributions from the Advisor, after deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees and Organizational and Offering Expenses totalled approximately $6,134,000. The Company had used approximately $6,100,000 of Net Offering Proceeds and $8,100,000 in advances relating to its Line of Credit, described in "Business -- Borrowing," to invest approximately $13,900,000 in one assisted living Property and to pay approximately $302,000 in Acquisition Fees and certain Acquisition Expenses.

         As described in "The Offering" section of the Prospectus, the Board of Directors may determine to engage in future offerings of Common Stock. In connection therewith, the Board of Directors has approved a second offering by the Company of up to 15,500,000 Shares, of which up to 500,000 Shares are being offered to participants in our Reinvestment Plan in connection with the second offering. The second offering is currently anticipated to be at the same price and on substantially the same terms as this offering. The Company will not commence the second offering until after the completion of this offering.

         The Company currently anticipates that any Net Offering Proceeds received from the second offering will be invested in health care and seniors' housing Properties or, to a lesser extent, to make Mortgage Loans to operators of Health Care Facilities. The Company believes that the net proceeds received from the second offering and any additional offerings will enable the Company to continue to grow and take advantage of acquisition opportunities until such time, if any, that the Company lists on a national exchange. Under the Company's Articles of Incorporation, if the Company does not list by December 31, 2008, it will commence an orderly liquidation of its assets, and the distribution of the proceeds therefrom to its stockholders.


                                  RISK FACTORS

FINANCING RISKS

         The following information updates and replaces the first full paragraph on page 19 of the Prospectus.

         We have no commitment for long-term financing. We intend to obtain long-term financing; however, we have not yet obtained a commitment for any long-term financing, and we cannot be sure that we will be able to obtain any long-term financing on satisfactory terms. If we do not obtain long-term financing, we may not be able to acquire as many properties or make as many loans and leases as we anticipated, which could limit the diversification of our investments and our ability to achieve our investment objectives.


                             MANAGEMENT COMPENSATION

         For information concerning compensation and fees paid to the Advisor and its Affiliates since the date of inception of the Company, see "Certain Relationships and Related Transactions."


                              CONFLICTS OF INTEREST

COMPETITION TO ACQUIRE PROPERTIES AND INVEST IN MORTGAGE LOANS

         The following information updates and replaces the second paragraph on page 35 of the Prospectus.

         The Company will supplement this Prospectus during the offering period to disclose the acquisition of a Property at such time as the Advisor believes that a reasonable probability exists that the Company will acquire the Property, including an acquisition from the Advisor or its Affiliates. Based upon the experience of management of the Company and the Advisor and the proposed acquisition methods, a reasonable probability that the Company will acquire a Property normally will occur as of the date on which (i) a commitment letter is executed by a proposed lessee, (ii) a satisfactory credit underwriting for the proposed lessee has been completed, (iii) a satisfactory site inspection has been completed and (iv) a nonrefundable deposit has been paid on the Property.


                                    BUSINESS

GENERAL

         The  following   information  updates  and  replaces  the  second  full
paragraph and the first table on page 43 and the second paragraph on page 44 of the Prospectus.

         The Company believes that demographic trends are significant when looking at the potential for future growth in the health care industry. According to data released from the U.S. Bureau of Census in January 2000, the elderly population is projected to more than double between now and the year 2050, to 80 million. As illustrated below, most of this growth is expected to occur between 2010 and 2030 when the number of elderly is projected to grow by an average of 2.8% annually.

                          Elderly Population Estimates

      Date          Over 85 Population (000)        Over 65 Population (000)
----------------    ------------------------        ------------------------

  July 1, 1998               4,054                           34,401

  July 1, 2000               4,312                           34,835

  July 1, 2005               4,968                           36,370

  July 1, 2010               5,786                           39,715

  July 1, 2015               6,396                           45,959

  July 1, 2020               6,763                           53,733

  July 1, 2025               7,441                           62,641

  July 1, 2030               8,931                           70,319

  July 1, 2035               11,486                          74,774

  July 1, 2040               14,284                          77,177

  July 1, 2045               17,220                          79,142

  July 1, 2050               19,352                          81,999

         Source:  U.S. Bureau of Census

         In addition to an aging population, according to 1997 data from the U.S. Department of Commerce, a significant segment of the elderly population has the financial resources to afford seniors' housing facilities, with people age 55 to 64 making a mean household income of $58,000 per year. The mean household income for those age 65 and over is more than $33,000 per year. In addition, according to June 30, 1999 data from the U.S. Bureau of Census, the average household wealth for those age 65 and over exceeds the national average for all age groups by 54%, and 27% of those households have an annual income in excess of $50,000. Management believes that other changes and trends in the health care industry will create opportunities for growth of seniors' housing facilities, including (i) the growth of operators serving specific health care niches, (ii) the consolidation of providers and facilities through mergers, integration of physician practices, and elimination of duplicative services, (iii) the pressures to reduce the cost of providing quality health care, (iv) more dual-income and single-parent households leaving fewer family members available for in-home care of aging parents and necessitating more senior care facilities, and (v) an anticipated increase in the number of insurance companies and health care networks offering privately funded long-term care insurance.

INVESTMENT OF OFFERINGS PROCEEDS

         The following information updates and replaces the last full paragraph on page 47 of the Prospectus.

         The Company has undertaken to supplement this Prospectus during the offering period to disclose the acquisition of Properties at such time as the Company believes that a reasonable probability exists that any such Property will be acquired by the Company. Based upon the experience and acquisition methods of the Affiliates of the Company and the Advisor, this normally will occur, with regard to acquisition of Properties, as of the date on which (i) a commitment letter is executed by a proposed lessee, (ii) a satisfactory credit underwriting for the proposed lessee has been completed, (iii) a satisfactory site inspection has been completed and (iv) a nonrefundable deposit has been paid on the Property. However, the initial disclosure of any proposed acquisition cannot be relied upon as an assurance that the Company ultimately will consummate such proposed acquisition or that the information provided concerning the proposed acquisition will not change between the date of such supplement and the actual purchase or extension of financing. The terms of any borrowing by the Company will also be disclosed by supplement following receipt by the Company of an acceptable commitment letter from a potential lender.

PROPERTY ACQUISITIONS

         The following "Property Acquisitions" section updates and replaces the "Pending Investments" section beginning on page 48 of the Prospectus.

         Brighton Gardens(R) by Marriott(R) located in Orland Park, Illinois. On April 20, 2000, the Company acquired a Brighton Gardens assisted living Property located in Orland Park, Illinois (the "Orland Park Property") for $13,848,900 from Marriott Senior Living Services, Inc. The Company, as lessor, has entered into a long-term lease agreement relating to this Property. The general terms of the lease agreement are described in "Business -- Description of Property Leases" of the Prospectus. The principal features of the lease are as follows:

o        The initial term of the lease expires in 15 years.

o At the end of the initial lease term, the tenant will have four consecutive renewal options of five years each.

o The lease requires minimum rent payments of $1,350,268 per year for the first and second lease years and $1,384,890 for each lease year thereafter.

o In addition to minimum rent, the lease requires percentage rent equal to seven percent of gross revenues in excess of the "Baseline Gross Revenues." The Baseline Gross Revenues will be established when the facility achieves average occupancy of 93% for four consecutive quarters.

o A security deposit equal to $553,956 has been retained by the Company as security for the tenant's obligations under the lease.

o The tenant has established a reserve fund which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the assisted living Property (the "FF&E Reserve"). Deposits to the FF&E Reserve are made every four weeks as follows: 1% of gross receipts for the first through fourth lease year; 2% of gross receipts for the fifth through eighth lease year; and 3% of gross receipts every lease year thereafter.

 o Marriott International, Inc. has, with certain limitations, guaranteed the tenant's obligation to pay minimum rent under the lease. The guarantee terminates on the earlier of the end of the fifth lease year or at such time as the net operating income from the Property exceeds minimum rent due under the lease by 25% for any trailing 12-month period. The maximum amount of the guarantee is $2,769,780.

         The estimated federal income tax basis of the depreciable portion of the Orland Park Property is approximately $12.5 million.

         The Orland Park Property, which opened in October 1999, is a newly constructed Brighton Gardens by Marriott located in Orland Park, Illinois. The Orland Park Property includes 82 assisted living units and 24 special care units for residents with Alzheimer's and related memory disorders. The facility provides assistance with daily living activities such as bathing, dressing and medication reminders. Special amenities include a common activities room and common dining room, a private dining area, library and garden. The assisted living community, which is located southwest of Chicago, is approximately six miles from two medical facilities, Palos Community Hospital and Oak Forest Community Hospital, and less than two miles from the Orland Square Shopping Center. According to a report published by Project Market Decision and Claritas, a research and data collection firm, the greater Chicago area is the third largest seniors market in the country with more than 263,800 seniors age 75 and older. The number of seniors in the ten-mile area surrounding the Property is expected to grow by 11% between 1999 and 2004. Other senior living facilities located in proximity to the Orland Park Property include Victorian Village, Sunrise of Palos Park, Peace Memorial Village and Arden Courts of Manor Drive. The average occupancy rate and the revenue per available unit for the period the assisted living facility has been operational are as follows:

              Orland Park Property
-----------------------------------------------------
                     Average             Revenue
                    Occupancy         per Available
   Year               Rate                Unit
------------      --------------     ----------------

      *1999          23.30%              $118.11
     **2000          36.30%              $109.89

* Data for the Orland Park Property represents the period October 11, 1999 through December 31, 1999.
** Data for 2000  represents  the period January 1, 2000 through March 24, 2000.

         The Company believes that the results achieved by the Property for 1999 and year-to-date 2000, are not indicative of its long-term operating potential, as the Property had been open for less than six months during the reporting period.

         Marriott Brands. Brighton Gardens by Marriott is a quality-tier assisted living concept which generally has 90 assisted living suites, and in certain locations, 30 to 45 nursing beds in a community. In some communities, separate on-site centers also provide specialized care for residents with Alzheimer's or other memory-related disorders. According to Marriott International, Inc.'s 1999 Form 10-K, Marriott Senior Living Services, Inc., which is a wholly owned subsidiary of Marriott International, Inc., operates 99 assisted senior living communities principally under the names "Brighton Gardens by Marriott," "Village Oaks," and "Marriott MapleRidge," and 45 independent living communities. Marriott Senior Living Services, Inc. is one of the largest participants in the seniors' housing industry with $559 million in sales for 1999. The communities are designed in a comfortable, home-like setting and provide residents with a sense of community through a variety of activities, restaurant-style dining, on-site security, weekly housekeeping and scheduled transportation. The communities are distinguished by an innovative wellness program that enables residents to remain as independent as possible for as long as possible, while providing a personally tailored program of services and care. Marriott Senior Living Services, Inc. has provided seniors with excellent service and quality care since 1984. In 1999, the American Seniors Housing Association, a seniors housing trade association, ranked Marriott Seniors Living Services, Inc. as the nation's second largest manager of senior housing.

SITE SELECTION AND ACQUISITION OF PROPERTIES

         The  following   information  updates  and  replaces  the  second  full
paragraph on page 51 of the Prospectus.

         The purchase of each Property will be supported by an appraisal of the real estate prepared by an independent appraiser. The Advisor, however, will rely on its own independent analysis and not on such appraisals in determining whether or not to recommend that the Company acquire a particular property. The purchase price of each such Property, plus any Acquisition Fees paid by the Company in connection with such purchase, will not exceed the Property's appraised value. (In connection with the acquisition of a Property that has recently been or is to be constructed or renovated, the comparison of the purchase price and the appraised value of such Property ordinarily will be based on the "stabilized value" of such Property.) The stabilized value is the value at the point which the Property has reached its level of competitiveness at which it is expected to operate over the long term. It should be noted that appraisals are estimates of value and should not be relied upon as measures of true worth or realizable value. Each appraisal will be maintained in the Company's records for at least five years and will be available for inspection and duplication by any stockholder.

BORROWING

         The following information updates and replaces the last full paragraph on page 61 of the Prospectus.

         On April 20, 2000, the Company entered into an initial revolving line of credit and security agreement with a bank to be used by the Company to acquire and construct health care Properties. The line of credit provides that the Company will be able to receive advances of up to $25,000,000 until April 19, 2005, with an annual review to be performed by the bank to indicate that there has been no substantial deterioration, in the bank's reasonable discretion, of the credit quality. Interest expense on each advance shall be payable monthly, with all unpaid interest and principal due no later than five years from the date of the advance. Generally, advances under the line of credit will bear interest at either (i) a rate per annum equal to LIBOR plus the difference between LIBOR and the bank's base rate at the time of the advance or
(ii) a rate per annum equal to the bank's base rate, whichever the Company selects at the time advances are made. The interest rate will be adjusted daily in accordance with fluctuations with the bank's rate or the LIBOR rate, as applicable. Notwithstanding the above, the interest rate on the first $9,700,000 drawn will be 8.75% through April 1, 2002, and thereafter will hear interest at either (i) or (ii) above as of April 1, 2002. Each loan made under the line of credit will be secured by the assignment of rents and leases. In addition, the line of credit provides that the Company will not be able to further encumber the applicable health care Property during the term of the loan without the bank's consent. The Company will be required, at each closing, to pay all costs, fees and expenses arising in connection with the line of credit. The Company must also pay the bank's attorneys fees, subject to a maximum cap, incurred in connection with the line of credit and each advance. On April 20, 2000, the Company obtained one advance totalling $8,100,000 relating to the line of credit. In connection with the line of credit, the Company incurred an origination fee, legal fees and closing costs of $55,917. The proceeds were used in connection with the purchase of one health care Property described in "-- Property Acquisitions."


                             SELECTED FINANCIAL DATA

         The following table sets forth certain financial information for the Company, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included in Appendix B.

                                               Quarter Ended
                                          March 31,         March 31,
                                          2000 (1)         1999 (1) (2)              Year Ended December 31,
                                         (Unaudited)       (Unaudited)       1999 (1)     1998 (2)      1997 (2)(3)
                                        --------------   -----------------   ----------   ----------    -----------
     Revenues                                $ 72,962                  --     $ 86,231        $  --          $  --
     General operating and
       administrative expenses                 98,140                  --       79,621           --             --
     Organizational costs                          --                  --       35,000           --             --
     Net loss                                 (25,178 )                --      (28,390 )         --             --
     Cash distributions declared (4)           43,593                  --       50,404           --             --
     Cash from operations                      10,409                  --       12,851           --             --
     Funds from operations (5)                (25,178 )                --      (28,390 )         --             --
     Loss per Share                              (.04 )                --         (.07 )         --             --
     Cash distributions declared
       per Share                                 .075                  --         .125           --             --
     Weighted average number of
       Shares outstanding (6)                 601,758                  --      412,713           --             --


                                          March 31,         March 31,
                                            2000             1999 (1)                     December 31,
                                         (Unaudited)       (Unaudited)         1999          1998           1997
                                        --------------   -----------------   ----------   ----------    -----------
     Total assets                          $6,236,495          $1,115,219    $5,088,560    $976,579       $280,330
     Total stockholder's equity             4,269,768             200,000    3,292,137      200,000        200,000

(1) No operations commenced until the Company received minimum offering proceeds of $2,500,000 and funds were released from escrow on July 14, 1999. As of March 31, 2000, the Company had not yet acquired any Properties; therefore, revenues consisted only of interest income on funds held in interest bearing accounts pending investment in a Property. The Company acquired a Property subsequent to the periods presented, on April 20, 2000.

(2) No significant operations had commenced because the Company was in its development stage.

(3) Selected financial data for 1997 represents the period December 22, 1997 (date of inception) through December 31, 1997.

(4) Cash distributions are declared by the Board of Directors and generally are based on various factors, including cash available from operations. For the quarter ended March 31, 2000 and the year ended December 31, 1999, 100% of cash distributions represent a return of capital in accordance with generally accepted accounting principles ("GAAP"). Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net earnings on a GAAP basis, including organization costs that were expensed for GAAP purposes. The Company has not treated such amount as a return of capital for purposes of calculating Invested Capital and the Stockholders' 8% Return.

(5) Funds from operations ("FFO"), based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") and as used herein, means net earnings determined in accordance with GAAP, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net earnings), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net earnings determined in accordance with GAAP as an indication of the Company's operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Company's ability to make distributions. Accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be considered in conjunction with the Company's net earnings and cash flows as reported in the accompanying financial statements and notes thereto. See Appendix B -- Financial Information.

(6) The weighted average number of Shares outstanding is based upon the period the Company was operational.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements generally are characterized by the use of terms such as "believe," "expect" and "may." Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following: changes in general economic conditions, changes in local and national real estate conditions, the availability of capital from borrowings under the Company's Line of Credit, availability of proceeds from the Company's offering, the ability of the Company to obtain Permanent Financing on satisfactory terms, the ability of the Company to continue to identify suitable investments, the ability of the Company to continue to locate suitable tenants for its Properties and borrowers for its Mortgage Loans and Secured Equipment Leases, and the ability of tenants and borrowers to make payments under their respective leases, Mortgage Loans or Secured Equipment Leases. Given these uncertainties, readers are cautioned not to place undue reliance on such statements.

Introduction

         CNL Health Care Properties, Inc. is a Maryland corporation that was organized on December 22, 1997. CNL Health Care GP Corp. and CNL Health Care LP Corp. are wholly owned subsidiaries of CNL Health Care Properties, Inc., organized in Delaware in December 1999. CNL Health Care Partners, LP is a Delaware limited partnership formed in December 1999. CNL Health Care GP Corp. and CNL Health Care LP Corp. are the general and limited partner, respectively, of CNL Health Care Partners, LP. Assets acquired are expected to be held by CNL Health Care Partners, LP and, as a result, owned by CNL Health Care Properties, Inc. through the Partnership. The term "Company" includes CNL Health Care Properties, Inc. and its subsidiaries, CNL Health Care GP Corp., CNL Health Care LP Corp. and CNL Health Care Partners, LP.

         The Company was formed to acquire Properties related to Health Care Facilities located across the United States. The Health Care Facilities may include congregate living, assisted living and skilled nursing facilities, continuing care retirement communities and life care communities, and medical office buildings and walk-in clinics. The Properties will be leased on a long-term, "triple-net" basis. The Company may also provide Mortgage Loans to operators of Health Care Facilities in the aggregate principal amount of approximately 5% to 10% of the Company's total assets. The Company also may offer Secured Equipment Leases to operators of Health Care Facilities. The aggregate principal amount of Secured Equipment Leases is not expected to exceed 10% of Gross Proceeds.

         The Company's primary investment objectives are to preserve, protect, and enhance the Company's Assets while (i) making Distributions commencing in the initial year of Company operations; (ii) obtaining fixed income through the receipt of base rent, and increasing the Company's income (and Distributions) and providing protection against inflation through automatic fixed increases in base rent or increases in the base rent based on increases in consumer price indices, over the terms of the leases, and obtaining fixed income through the receipt of payments from Mortgage Loans and Secured Equipment Leases; (iii) qualifying and remaining qualified as a REIT for federal income tax purposes; and (iv) providing stockholders of the Company with liquidity of their investment within five to ten years after commencement of the offering, either in whole or in part, through (a) Listing of the Shares, or (b) the commencement of the orderly Sale of the Company's Assets, and distribution of the proceeds thereof (outside the ordinary course of business and consistent with its objective of qualifying as a REIT).

Liquidity and Capital Resources

         During the period December 22, 1997 (date of inception) through December 31, 1998, a capital contribution of $200,000 from the Advisor was the Company's sole source of capital.

         In connection with this offering, the Company registered for sale an aggregate of $155,000,000 of Shares (15,500,000 Shares at $10 per Share), with 500,000 of such Shares available only to stockholders who elect to participate in the Company's Reinvestment Plan. As of July 13, 1999, the Company had received aggregate subscription proceeds of $2,751,052 (275,105 Shares), which exceeded the minimum offering amount of $2,500,000, and $2,526,052 of the funds were released from escrow. The remaining subscription proceeds of $225,000 (representing funds received from Pennsylvania investors) will be held in escrow until the Company receives aggregate subscriptions of at least $7,775,000.

         As of March 31, 2000 and December 31, 1999, the Company had received aggregate subscription proceeds of $6,769,154 (676,915 Shares) and $5,435,283 (543,528 Shares), respectively, including $23,190 (2,319 Shares) and $12,540 (1,254 Shares), respectively, through its Reinvestment Plan and approximately $383,000 (38,300 Shares) and $235,000 (23,500 Shares), respectively, from
Pennsylvania investors. The Company anticipates additional sales of Shares prior to the closing of this offering. The Company has elected to extend the offering of Shares until a date no later than September 18, 2000.

         As of April 20, 2000, the Company had received subscription proceeds (including subscriptions from Pennsylvania investors) of $7,089,384 (708,938 Shares). As of April 20, 2000, net proceeds to the Company from its offering of Shares and capital contributions from the Advisor, after deduction of Selling Commissions, marketing support and due diligence expense reimbursement fees and Organizational and Offering Expenses totalled approximately $6,134,000. The Company had used approximately $6,100,000 of Net Offering Proceeds from the offering and $8,100,000 in advances relating to its Line of Credit, described in "Business -- Borrowing," to invest approximately $13,900,000 in one assisted living Property and to pay approximately $302,000 in Acquisition Fees and certain Acquisition Expenses. See "Business -- Property Acquisitions" for a description of the Property owned as of April 20, 2000. As of April 20, 2000, the Company had not entered into any Mortgage Loans.

         On May 19, 2000, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission in connection with the proposed sale by the Company of up to an additional 15,500,000 Shares of Common Stock ($155,000,000) (the "2000 Offering") in an offering expected to commence immediately following the completion of this offering, or the initial pubic offering (the "Initial Offering"). Of the 15,500,000 Shares of Common Stock to be offered, up to 500,000 will be available to stockholders purchasing Shares through the Reinvestment Plan. The price per Share and the other terms of the 2000 Offering, including the percentage of gross proceeds payable (i) to the Managing Dealer for Selling Commissions and expenses in connection with the offering and (ii) to the Advisor for Acquisition Fees, are substantially the same as those for the Initial Offering.

         The Company expects to use Net Offering Proceeds it receives in the future from this offering and the 2000 Offering to purchase Properties and, to a lesser extent, make Mortgage Loans. See "Investment Objectives and Policies" in the Prospectus. In addition, the Company intends to borrow money to acquire Assets and to pay certain related fees. The Company intends to encumber Assets in connection with such borrowings. The Company plans to obtain one or more revolving Lines of Credit initially in an amount up to $45,000,000, and may, in addition, also obtain Permanent Financing. The Lines of Credit may be increased at the discretion of the Board of Directors and may be repaid with offering proceeds, proceeds from the sale of assets, working capital or Permanent Financing. Although the Board of Directors anticipates that the Lines of Credit initially may be in the amount of up to $45,000,000 and the aggregate amount of any Permanent Financing shall not exceed 30% of the Company's total Assets, the maximum amount the Company may borrow is 300% of the Company's Net Assets. As of April 20, 2000, the Company has obtained an initial $25,000,000 revolving line of credit, described below. However, as of such date, the Company has not yet received a commitment for any Permanent Financing and there is no assurance that the Company will obtain any Permanent Financing on satisfactory terms. The number of Properties to be acquired and Mortgage Loans to be invested in will depend upon the amount of Net Offering Proceeds received from this offering and loan proceeds available to the Company. The amount invested in Secured Equipment Leases is not expected to exceed 10% of Gross Proceeds.

         On April 20, 2000, the Company entered into a $25,000,000 revolving line of credit and security agreement with a bank to be used by the Company to acquire and construct health care Properties. The line of credit provides that the Company may receive advances of up to $25,000,000 until April 19, 2005, with an annual review to be performed by the bank to indicate that there has been no substantial deterioration, in the bank's reasonable discretion, of the credit quality. Interest expense on each advance shall be payable monthly, with all unpaid interest and principal due no later than five years from the date of the advance. Generally, advances under the line of credit will bear interest at either (i) a rate per annum equal to London Interbank Offered Rate (LIBOR) plus the difference between LIBOR and the bank's base rate at the time of the advance or (ii) a rate equal to the bank's base rate, whichever the Company selects at the time advances are made. The interest rate will be adjusted daily in accordance with fluctuations with the bank's rate or the LIBOR rate, as applicable. Notwithstanding the above, the interest rate on the first $9,700,000 drawn will be 8.75% through April 1, 2002, and thereafter will bear interest at either (i) or (ii) above as of April 1, 2002. In addition, a fee of .5% per advance will be due and payable to the bank on funds as advanced. Each advance made under the line of credit will be collateralized by the assignment of rents and leases. In addition, the line of credit provides that the Company will not be able to further encumber the applicable Property during the term of the advance without the bank's consent. The Company will be required, at each closing, to pay all costs, fees and expenses arising in connection with the line of credit. The Company must also pay the bank's attorneys fees, subject to a maximum cap, incurred in connection with the line of credit and each advance.

         On April 20, 2000, the Company obtained an advance under the line of credit of $8,100,000 in connection with the acquisition of a private-pay assisted living community in Orland Park, Illinois. In connection with the line of credit, the Company incurred an origination fee, legal fees and closing costs of $55,917. The Company anticipates repaying the amounts outstanding on the line of credit with future Net Offering Proceeds as they are received.

         The  Company  may  be  subject  to  interest   rate  risk  through  any
outstanding balances on its variable rate line of credit. The Company may mitigate this risk by paying down any outstanding balances on the line of credit from offering proceeds should interest rates rise substantially.

         As of April 20, 2000, the Company had not entered into any arrangements creating a reasonable probability that an additional Property would be acquired or a particular Mortgage Loan or Secured Equipment Lease would be funded. The Company is presently negotiating to acquire additional Properties, but as of April 20, 2000, the Company had not acquired any such Properties or entered into any Mortgage Loans.

         The Property owned as of April 20, 2000 is, and Properties acquired in the future are expected to be, leased on a long-term, triple-net basis, meaning that tenants are generally required to pay all repairs and maintenance, property taxes, insurance and utilities. Rental payments under the leases are expected to exceed the Company's operating expenses. For these reasons, no short-term or long-term liquidity problems associated with operating the Properties are currently anticipated by management.

         Until Properties are acquired or Mortgage Loans are entered into, Net Offering Proceeds are held in short-term (defined as investments with a maturity of three months or less), highly liquid investments, such as demand deposit accounts at commercial banks, certificates of deposit and money market accounts, which management believes to have appropriate safety of principal. This investment strategy provides high liquidity in order to facilitate the Company's use of these funds to acquire Properties at such time as Properties suitable for acquisition are located or to fund Mortgage Loans. At March 31, 2000, the Company had $5,812,893 invested in such short-term investments as compared to $4,744,222 at December 31, 1999. The increase in the amount invested in short-term investments reflects subscriptions proceeds received from the sale of Shares during the quarter ended March 31, 2000. These funds will be used primarily to purchase Properties, to make Mortgage Loans, to pay Offering Expenses and Acquisition Expenses, to pay Distributions to stockholders and other Company expenses and, in management's discretion, to create cash reserves.

         During the quarter ended March 31, 2000, the years ended December 31, 1999 and 1998, and the period December 22, 1997 (date of inception) through December 31, 1997, Affiliates of the Company incurred on behalf of the Company $18,641, $421,878, $562,739 and $43,398, respectively, for certain
Organizational and Offering Expenses. In addition, during the quarter ended March 31, 2000 and the year ended December 31, 1999, Affiliates of the Company incurred $22,283 and $98,206, respectively, for certain Acquisition Expenses and $40,821 and $41,307, respectively, for certain Operating Expenses on behalf of the Company. As of March 31, 2000 and December 31, 1999, the Company owed the Affiliates $1,938,627 and $1,775,256, respectively, for such amounts and unpaid fees and administrative expenses (including accounting; financial, tax, and regulatory compliance and reporting, due diligence and marketing; and investor relations). The Advisor of the Company has agreed to pay all Organizational and Offering Expenses (excluding Selling Commissions and marketing support and due diligence expense reimbursement fees) in excess of three percent of Gross Proceeds of the offering.

         Since the commencement of the offering through March 31, 2000, approximately $510,892 has been incurred by the Company in Selling Commissions and marketing support and due diligence expense reimbursement fees to related parties, $457,230 of which was reallowed to other broker-dealer firms. In addition, since the commencement of the offering through March 31, 2000, the Company has reimbursed Affiliates approximately $135,339 for certain Organizational and Offering Expenses incurred on behalf of the Company and administrative services related to the offering.

         During the quarter ended March 31, 2000 and the year ended December 31, 1999, the Company generated cash from operations (which included interest received less cash paid for operating expenses) of $12,851 and $10,409, respectively. Based on current and anticipated future cash from operations, the Company declared Distributions to its stockholders of $43,593 and $50,404 during the quarter ended March 31, 2000 and the period July 14,1999 (the date operations commenced through December 31, 1999, respectively. No Distributions were paid or declared for the period December 22, 1997 (date of inception) through July 13, 1999 because operations had not commenced. On April 1 and April 20, 2000, the Company declared Distributions of $0.025 and $0.012, respectively, per Share, to stockholders of record on April 1 and April 20, 2000, respectively. The Company also declared a distribution of $0.058 per Share to stockholders of record on May 1, 2000, payable in June 2000. For the quarter ended March 31, 2000 and the year ended December 31, 1999, 100% of the Distributions received by stockholders were considered to be ordinary income for federal income tax purposes. No amounts distributed or to be distributed to the stockholders as of April 20, 2000, were required to be or have been treated by the Company as a return of capital for purposes of calculating the Stockholders' 8% Return on Invested Capital.

         Due to anticipated low Operating Expenses, rental income expected to be obtained from Properties after they are acquired, the fact that Permanent Financing has not been obtained and that the Company has not entered into Mortgage Loans or Secured Equipment Leases, management does not believe that working capital reserves are necessary at this time. Management has the right to cause the Company to maintain reserves if, in their discretion, they determine such reserves are required to meet the Company's working capital needs.

         Management is not aware of any material trends, favorable or unfavorable, in either capital resources or the outlook for long-term cash generation, nor does management expect any material changes in the availability and relative cost of such capital resources, other than as referred to in this Prospectus.

         Management expects that the cash to be generated from operations will be adequate to pay operating expenses and to make Distributions to stockholders.

Results of Operations

         No operations commenced until the Company received the minimum offering proceeds of $2,500,000 on July 14, 1999. The Company did not acquire any Properties or enter into any Mortgage Loans during the quarter ended March 31, 2000 and the year ended December 31, 1999.

         During the quarter ended March 31, 2000 and the year ended December 31, 1999, the Company earned $72,962 and $86,231, respectively, in interest income from investments in money market accounts. Interest income is expected to increase as the Company invests subscription proceeds received in the future in highly liquid investments pending investment in Properties and Mortgage Loans. However, as Net Offering Proceeds are invested in Properties and used to make Mortgage Loans, the percentage of the Company's total revenues from interest income from investments in money market accounts or other short-term, highly liquid investments is expected to decrease.

         Operating expenses were $98,140 and $114,621 including organizational expenses of $35,000, for the quarter ended March 31, 2000 and the year ended December 31, 1999, respectively. Operating expenses represent only a portion of operating expenses which the Company is expected to incur during a quarter and year in which the Company owns Properties. The dollar amount of operating expenses is expected to increase as the Company acquires Properties and invests in Mortgage Loans. However, general and administrative expenses as a percentage of total revenues is expected to decrease as the Company acquires Properties and invests in Mortgage Loans. Organizational expenses represent the cost related to forming a new entity and are not expected to be incurred on an ongoing basis.

         When the Company files its 1999 income tax return, it will elect, pursuant to Internal Revenue Code Section 856(c)(1), to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. As a REIT, for federal income tax purposes, the Company generally will not be subject to federal income tax on income that it distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Such an event could materially affect the Company's net earnings. However, the Company believes that it is organized and operates in such a manner as to qualify for treatment as a REIT for the year ended December 31, 1999. In addition, the Company intends to continue to operate the Company so as to remain qualified as a REIT for federal income tax purposes.

         The Company anticipates that its leases will be triple-net leases and will contain provisions that management believes will mitigate the effect of inflation. Such provisions will include clauses requiring the payment of percentage rent based on certain gross sales above a specified level and/or automatic increases in base rent at specified times during the term of the lease. Management expects that increases in gross sales volumes due to inflation and real sales growth should result in an increase in rental income over time. Continued inflation also may cause capital appreciation of the Company's Properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the Properties and on potential capital appreciation of the Properties.

         In April of 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which became effective for the Company January 1, 1999. This SOP requires start-up and organization costs to be expensed as incurred and also requires previously deferred start-up costs to be recognized as a cumulative effect adjustment in the statement of earnings. During the year ended December 31, 1999, operating expenses include a charge of $35,000 for organizational costs.

         Management is not aware of any known trends or uncertainties, other than national economic conditions, which may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition and operations of real properties, other than those Properties referred to in this Prospectus.

         There currently are no material changes being considered in the objectives and policies of the Company as set forth in this Prospectus.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The Directors and executive officers of the Company are listed below:

           Name                   Age         Position with the Company
----------------------------     -------      ---------------------------------------------------------------
James M. Seneff, Jr.               53         Director, Chairman of the Board, and Chief Executive Officer
Robert A. Bourne                   53         Director and President
David W. Dunbar                    47         Independent Director
Timothy S. Smick                   48         Independent Director
Edward A. Moses                    58         Independent Director
Phillip M. Anderson, Jr.           40         Chief Operating Officer and Executive Vice President
Thomas J. Hutchison III            58         Executive Vice President
Jeanne A. Wall                     41         Executive Vice President
Lynn E. Rose                       51         Secretary and Treasurer

         James M. Seneff, Jr. Director, Chairman of the Board and Chief Executive Officer. Mr. Seneff is a director, Chairman of the Board and Chief Executive Officer of CNL Health Care Corp., the Advisor to the Company. Mr. Seneff is a principal stockholder of CNL Holdings, Inc., the parent company of CNL Financial Group, Inc. (formerly CNL Group, Inc.), a diversified real estate company, and has served as a director, Chairman of the Board and Chief Executive Officer of CNL Financial Group, Inc. and its subsidiaries since CNL's formation in 1973. CNL Financial Group, Inc. is the parent company, either directly or indirectly through subsidiaries, of CNL Real Estate Services, Inc., CNL Health Care Corp., CNL Capital Markets, Inc., CNL Investment Company and CNL Securities Corp., the Managing Dealer in this offering. CNL and the entities it has established have more than $4 billion in assets, representing interests in more than 2,000 properties and 900 mortgage loans in 48 states. Mr. Seneff also serves as a director, Chairman of the Board and Chief Executive Officer of CNL Hospitality Properties, Inc., a public, unlisted real estate investment trust, as well as CNL Hospitality Corp., its advisor. Since 1992, Mr. Seneff has served as a director, Chairman of the Board and Chief Executive Officer of Commercial Net Lease Realty, Inc., a public real estate investment trust that is listed on the New York Stock Exchange. In addition, he has served as a director and Chairman of the Board since inception in 1994, and served as Chief Executive Officer from 1994 through August 1999, of CNL American Properties Fund, Inc., a public, unlisted real estate investment trust. He also served as a director, Chairman of the Board and Chief Executive Officer of CNL Fund Advisors, Inc., the advisor to CNL American Properties Fund, Inc., until it merged with such company in September 1999. Mr. Seneff has also served as a director, Chairman of the Board and Chief Executive Officer of CNL Securities Corp. since 1979; CNL Investment Company since 1990; and CNL Institutional Advisors, a registered investment advisor for pension plans, since 1990. Mr. Seneff formerly served as a director of First Union National Bank of Florida, N.A., and currently serves as the Chairman of the Board of CNLBank. Mr. Seneff served on the Florida State Commission on Ethics and is a former member and past chairman of the State of Florida Investment Advisory Council, which recommends to the Florida Board of Administration investments for various Florida employee retirement funds. The Florida Board of Administration is Florida's principal investment advisory and money management agency and oversees the investment of more than $60 billion of retirement funds. Mr. Seneff received his degree in Business Administration from Florida State University in 1968.

         Robert A. Bourne. Director and President. Mr. Bourne serves as a director and President of CNL Health Care Corp., the Advisor to the Company. Mr. Bourne is also the President and Treasurer of CNL Financial Group, Inc.; a director, Vice Chairman of the Board and President of CNL Hospitality Properties, Inc., a public, unlisted real estate investment trust; as well as, a director, Vice Chairman of the Board and President of CNL Hospitality Corp., its advisor. Mr. Bourne also serves as a director of CNLBank. He has served as a director since 1992, Vice Chairman of the Board since February 1996, Secretary and Treasurer from February 1996 through 1997, and President from July 1992 through February 1996, of Commercial Net Lease Realty, Inc., a public, real estate investment trust listed on the New York Stock Exchange. Mr. Bourne has served as a director since inception in 1994, President from 1994 through February 1999, Treasurer from February 1999 through August 1999, and Vice Chairman of the Board since February 1999, of CNL American Properties Fund, Inc., a public, unlisted real estate investment trust. He also served as a director and held various executive positions for CNL Fund Advisors, Inc., the advisor to CNL American Properties Fund, Inc. prior to its merger with such company, from 1994 through August 1999. Mr. Bourne also serves as a director, President and Treasurer for various affiliates of CNL Financial Group, Inc., including CNL Investment Company, CNL Securities Corp., the Managing Dealer for this offering, and CNL Institutional Advisors, Inc., a registered investment advisor for pension plans. Since joining CNL Securities Corp. in 1979, Mr. Bourne has overseen CNL's real estate and capital markets activities including the investment of nearly $2 billion in equity and the financing, acquisition, construction and leasing of restaurants, office buildings, apartment complexes, hotels and other real estate. Mr. Bourne began his career as a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, where he attained the position of tax manager in 1975. Mr. Bourne graduated from Florida State University in 1970 where he received a B.A. in Accounting, with honors.

         For information regarding other officers and directors see the section of the Prospectus entitled "Management."


                     THE ADVISOR AND THE ADVISORY AGREEMENT

THE ADVISOR

         The following information updates and replaces "The Advisor" section on page 75 of the Prospectus.

         CNL Health Care Corp. (formerly CNL Health Care Advisors, Inc.) is a Florida corporation organized in July 1997 to provide management, advisory and administrative services. The Company originally entered into the Advisory Agreement with the Advisor effective September 15, 1998. CNL Health Care Corp., as Advisor, has a fiduciary responsibility to the Company and the stockholders.

         The directors and officers of the Advisor are as follows:

             James M. Seneff, Jr.              Chairman of the Board, Chief Executive Officer, and Director
             Robert A. Bourne                  President and Director
             Phillip M. Anderson, Jr.          Chief Operating Officer
             Thomas J. Hutchison III           Executive Vice President
             Jeanne A. Wall                    Executive Vice President
             Lynn E. Rose                      Secretary, Treasurer and Director

         The backgrounds of these individuals are described in the section of the Prospectus entitled "Management -- Directors and Executive Officers."

         Management anticipates that any transaction by which the Company would become self-advised would be submitted to the stockholders for approval.

         The Advisor currently owns 20,000 Shares of Common Stock. The Advisor may not sell these Shares while the Advisory Agreement is in effect, although the Advisor may transfer such shares to Affiliates. Neither the Advisor, a Director, or any Affiliate may vote or consent on matters submitted to the stockholders regarding removal of the Advisor, Directors or any of their Affiliates, or any transaction between the Company and any of them. In determining the requisite percentage in interest of shares of Common Stock necessary to approve a matter on which the Advisor, Directors, and any Affiliate may not vote or consent, any shares of Common Stock owned by any of them will not be included.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Managing Dealer is entitled to receive Selling Commissions amounting to 7.5% of the total amount raised from the sale of Shares of Common Stock for services in connection with the offering of Shares, a substantial portion of which may be paid as commissions to other broker-dealers. For the period April 1, 2000 through April 20, 2000, the quarter ended March 31, 2000 and the years ended December 31, 1999 and 1998, the Company had incurred $24,017, $88,940, $388,109 and $1,912, respectively of such fees, of which a substantial portion of such amount for the period January 1, 2000 through April 20, 2000, and $370,690 and $1,785 for the years ended December 31, 1999 and 1998, respectively, has been or will be paid by CNL Securities Corp. as commissions to other broker-dealers.

         In addition, the Managing Dealer is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of Shares, all or a portion of which may be reallowed to other broker-dealers. For the period April 1, 2000 through April 20, 2000, the quarter ended March 31, 2000 and the years ended December 31, 1999 and 1998, the Company incurred $1,601, $5,929, $25,874 and $128, respectively, of such fees, the majority of which has been or will be reallowed to other broker-dealers and from which all bona fide due diligence expenses will be paid.

         In addition, the Company has agreed to issue and sell Soliciting Dealer Warrants to the Managing Dealer. The price for each warrant will be $0.0008 and one warrant will be issued for every 25 Shares sold by the Managing Dealer. All or a portion of the Soliciting Dealer Warrants may be reallowed to Soliciting Dealers with prior written approval from, and in the sole discretion of the Managing Dealer, except where prohibited by either federal or state securities laws. The holder of a Soliciting Dealer Warrant will be entitled to purchase one Share of Common Stock from the Company at a price of $12.00 during the five-year period commencing with the date the offering began. No Soliciting Dealer Warrants, however, will be exercisable until one year from the date of issuance. During the quarter ended March 31, 2000, the Company issued approximately 19,400 Soliciting Dealer Warrants. As of March 31, 2000, CNL Securities Corp. was entitled to receive approximately 5,000 additional Soliciting Dealer Warrants for Shares sold during the quarter then ended.

         The Advisor is entitled to receive Acquisition Fees for services in identifying the Properties and structuring the terms of the acquisition and leases of the Properties and structuring the terms of the Mortgage Loans equal to 4.5% of Total Proceeds. During the period January 1, 2000 through April 20, 2000, the quarter ended March 31, 2000, and the years ended December 31, 1999 and 1998, the Company incurred $14,410, $53,364, $232,865 and $1,148, respectively, of such fees.

         The Advisor and its Affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offering of Shares) on a day-to-day basis. For the quarter ended March 31, 2000, the years ended December 31, 1999 and 1998, and the period December 22, 1997 (date of inception) through December 31, 1997, the Company incurred $82,369, $373,480, $196,184 and $15,202, respectively, for these services. For the quarter ended March 31, 2000 and the year ended December 31, 1999, $27,103 and $328,229, respectively, of such costs represented stock issuance costs, $945 and $6,455, respectively, represented acquisition related costs and $54,321 and $38,796, respectively, represented general operating and administrative expenses. For 1998 and 1997, such amounts are included in deferred offering costs.

         The Company believes that all amounts paid or payable by the Company to Affiliates are fair and comparable to amounts that would be paid for similar services provided by unaffiliated third parties.


                               DISTRIBUTION POLICY

DISTRIBUTIONS

         The following information updates and replaces the "Distributions" section on page 87 of the Prospectus.

         The   following   table   reflects   total   Distributions   and  total
Distributions per Share declared by the Company during each month since the Company commenced operations.

                               Total           Distributions
       Month               Distributions         per Share
--------------------       --------------      ---------------

August 1999                 $   7,422              $0.025
September 1999                  9,038               0.025
October 1999                   10,373               0.025
November 1999                  11,289               0.025
December 1999                  12,282               0.025
January 2000                   13,501               0.025
February 2000                  14,530               0.025
March 2000                     15,562               0.025
April 2000                     24,822               0.037
May 2000                       40,595               0.058

         The Company intends to continue to make regular Distributions to stockholders. Distributions will be made to those stockholders who are stockholders as of the record date selected by the Directors. Currently, Distributions are declared monthly and paid quarterly during the offering period. In addition, Distributions are expected to be declared monthly and paid quarterly during any subsequent offering, and declared and paid quarterly thereafter. However, in the future, the Board of Directors, in its discretion, may determine to declare Distributions on a daily basis during the offering period. The Company is required to distribute annually at least 95% of its real estate investment trust taxable income (90% in 2001 and thereafter) to maintain its objective of qualifying as a REIT. Generally, income distributed will not be taxable to the Company under federal income tax laws if the Company complies with the provisions relating to qualification as a REIT. If the cash available to the Company is insufficient to pay such Distributions, the Company may obtain the necessary funds by borrowing, issuing new securities, or selling Assets. These methods of obtaining funds could affect future Distributions by increasing operating costs. To the extent that Distributions to stockholders exceed earnings and profits, such amounts constitute a return capital for federal income tax purposes, although such Distributions might not reduce stockholders' aggregate Invested Capital. Distributions in kind shall not be permitted, except for distributions of readily marketable securities; distributions of beneficial interests in a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with the terms of the Articles of Incorporation; or distributions of in-kind property as long as the Directors
(i) advise each stockholder of the risks associated with direct ownership of the property; (ii) offer each stockholder the election of receiving in-kind property distributions; and (iii) distribute in-kind property only to those stockholders who accept the Directors' offer.

         For the period July 13, 1999 (the date operations of the Company commenced) through December 31, 1999, 100% of the Distributions declared and paid were considered to be ordinary income for federal income tax purposes. Due to the fact that the Company had not yet acquired any Properties and was still in the offering stage as of December 31, 1999, the characterization of Distributions for federal income tax purposes is not necessarily considered by management to be representative of the characterization of Distributions in future periods.

         Distributions will be made at the discretion of the Directors, depending primarily on net cash from operations (which includes cash received from tenants except to the extent that such cash represents a return of principal in regard to the lease of a Property consisting of building only, distributions from joint ventures, and interest income from lessees of Equipment and borrowers under Mortgage Loans, less expenses paid) and the general financial condition of the Company, subject to the obligation of the Directors to cause the Company to qualify and remain qualified as a REIT for federal income tax purposes. The Company intends to increase Distributions in accordance with increases in net cash from operations.

                                   APPENDIX B

                              FINANCIAL INFORMATION


              ----------------------------------------------------

         THE UPDATED PRO FORMA  FINANCIAL  STATEMENTS  AND THE  UNAUDITED
         FINANCIAL STATEMENTS OF CNL HEALTH CARE PROPERTIES, INC. CONTAINED IN THIS ADDENDUM SHOULD BE READ IN CONJUNCTION WITH APPENDIX B TO THE ATTACHED PROSPECTUS, DATED MARCH 31, 2000.

              ----------------------------------------------------

                          INDEX TO FINANCIAL STATEMENTS

                        CNL HEALTH CARE PROPERTIES, INC.


                                                                                                         Page
Pro Forma Consolidated Financial Information (unaudited):

     Pro Forma Consolidated Balance Sheet as of March 31, 2000                                           B-2

     Pro Forma Consolidated Statement of Operations for the quarter ended March 31, 2000                 B-3

     Pro Forma Consolidated Statement of Operations for the year ended December 31, 1999                 B-4

     Notes to Pro Forma Consolidated Financial Statements for the quarter ended
        March 31, 2000 and the year ended December 31, 1999                                              B-5

Updated Unaudited Condensed Consolidated Financial Statements:

     Condensed Consolidated Balance Sheets as of March 31, 2000 and December 31, 1999                    B-7

     Condensed Consolidated Statements of Operations for the quarters ended
        March 31, 2000 and 1999                                                                          B-8

     Condensed Consolidated Statements of Stockholders' Equity for the quarter ended
        March 31, 2000 and the year ended December 31, 1999                                              B-9

     Condensed Consolidated Statements of Cash Flows for the quarters ended
        March 31, 2000 and 1999                                                                          B-10

     Notes to Condensed Consolidated Financial Statements for the quarters ended
        March 31, 2000 and 1999                                                                          B-12


                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



         The following Unaudited Pro Forma Consolidated Balance Sheet of CNL Health Care Properties, Inc. and subsidiaries (the "Company") gives effect to
(i) the receipt of an initial capital contribution of $200,000 from the Advisor, $6,386,154 in gross offering proceeds from the sale of 638,615 shares of common stock for the period from inception through March 31, 2000, and the application of such funds to pay offering expenses and miscellaneous acquisition expenses,
(ii) the receipt of $320,230 in gross offering proceeds from the sale of 32,023 additional shares for the period April 1, 2000 through April 20, 2000 and the receipt of $8,100,000 from borrowings on a line of credit, (iii) the application of such funds to purchase a property and to pay offering expenses, acquisition fees and miscellaneous acquisition expenses, all as reflected in the pro forma adjustments described in the related notes. The Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2000, includes the transactions described in (i) above, from its historical balance sheet, adjusted to give effect to the transactions in (ii) and (iii) above as if they had occurred on March 31, 2000.

         The Unaudited Pro Forma Consolidated Statements of Operations for the quarter ended March 31, 2000 and the year ended December 31, 1999, includes the operating results of the property described in (iii) above from the date the property became operational through the end of the pro forma period presented.

         This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company's financial results or conditions in the future.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2000



                                                                                   Pro Forma
                       ASSETS                           Historical                Adjustments                Pro Forma
                                                       --------------            --------------            ---------------
Land, buildings and equipment on operating
    leases                                                   $    --                $ 14,610,170    (a)        $ 14,610,170
Cash and cash equivalents                                    5,812,893                (5,334,613)   (a)             478,280
Loan costs                                                        --                      55,917    (a)              55,917
Other assets                                                   423,602                  (382,360)   (a)              41,242
                                                        --------------            --------------            ---------------
                                                           $ 6,236,495               $ 8,949,114               $ 15,185,609
                                                        ==============            ==============            ===============


            LIABILITIES AND STOCKHOLDERS'
                       EQUITY

Liabilities:
    Line of credit                                           $    --                $  8,100,000    (a)        $  8,100,000
    Accounts payable and accrued expenses                       28,100                       --                      28,100
    Due to related parties                                   1,938,627                       546    (a)           1,939,173
    Security deposits                                             --                     553,956    (a)             553,956
                                                        --------------            --------------            ---------------
          Total liabilities                                  1,966,727                 8,654,502                 10,621,229
                                                        --------------            --------------            ---------------

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                    --                          --                          --
    Excess shares, $0.01 par value per share.
       Authorized and unissued 103,000,000
          shares                                                   --                         --                         --
    Common stock, $.01 par value per share.
       Authorized 100,000,000 shares; issued and
          outstanding 658,615 shares; issued and
          outstanding, as adjusted, 690,638 shares               6,586                       320    (a)               6,906
    Capital in excess of par value                           4,410,747                   294,292    (a)           4,705,039
    Accumulated deficit                                       (147,565)                      --                    (147,565)
                                                        --------------            --------------            ---------------
          Total stockholders' equity                         4,269,768                   294,612                  4,564,380
                                                        --------------            --------------            ---------------
                                                           $ 6,236,495               $ 8,949,114               $ 15,185,609
                                                        ==============            ==============            ===============










           See accompanying notes to unaudited pro forma consolidated financial statements.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          QUARTER ENDED MARCH 31, 2000



                                                                                 Pro Forma
                                                       Historical               Adjustments                Pro Forma
                                                     ---------------          --------------             -------------
Revenues:
    Rental income from operating leases                      $    --               $  345,068    (1)         $  345,068
    FF&E reserve income                                           --                    8,119    (2)              8,119
    Interest and other income                                  72,962                 (66,702 )  (3)              6,260
                                                      ---------------          --------------             -------------
                                                               72,962                 286,485                   359,447
                                                      ---------------          --------------             -------------
Expenses:
    Interest                                                      --                  176,702    (4)            176,702
    General operating and administrative                       98,140                      --                    98,140
    Asset management fees to related party                        --                   20,773    (5)             20,773
    Depreciation and amortization                                 --                  111,262    (6)            111,262
                                                      ---------------          --------------             -------------
                                                               98,140                 308,737                        --
                                                      ---------------          --------------             -------------

Net Loss                                                   $  (25,178 )           $   (22,252 )               $ (47,430)
                                                      ===============          ==============             =============

Loss Per Share of Common Stock (Basic and
    Diluted) (7)                                            $    (.04 )                                       $    (.07)
                                                      ===============                                     =============

Weighted Average Number of Shares of Common
    Stock Outstanding                                         601,758                                           690,638
                                                      ===============                                     =============





           See accompanying notes to unaudited pro forma consolidated financial statements.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999



                                                                                 Pro Forma
                                                        Historical               Adjustments                Pro Forma
                                                      ---------------          --------------             -------------
Revenues:
    Rental income from operating leases                      $    --               $  307,964    (1)         $  307,964
    FF&E reserve income                                           --                    7,296    (2)              7,296
    Interest and other income                                  86,231                 (43,169 )  (3)             43,062
                                                      ---------------          --------------             -------------
                                                               86,231                 272,091                   358,322
                                                      ---------------          --------------             -------------
Expenses:
    Interest                                                      --                  159,750    (4)            159,750
    General operating and administrative                       79,621                      --                    79,621
    Asset management fees to related party                        --                   13,849    (5)             13,849
    Organizational costs                                       35,000                      --                    35,000
    Depreciation and amortization                                 --                   99,983    (6)             99,983
                                                      ---------------          --------------             -------------
                                                              114,621                 273,582                   388,203
                                                      ---------------          --------------             -------------

Net Loss                                                   $  (28,390 )            $   (1,491 )               $  (29,881)
                                                      ===============          ==============             =============

Loss Per Share of Common Stock (Basic and
    Diluted) (7)                                            $    (.07 )                                        $    (.06)
                                                      ===============
                                                                                                          =============

Weighted Average Number of Shares of Common
    Stock Outstanding                                         412,713                                           514,035
                                                      ===============                                     =============



           See accompanying notes to unaudited pro forma consolidated financial statements.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS
                    FOR THE QUARTER ENDED MARCH 31, 2000 AND
                        THE YEAR ENDED DECEMBER 31, 1999



Unaudited Pro Forma Consolidated Balance Sheet:

(a) Represents gross proceeds of $320,230 from the sale of 32,023 shares during the period April 1, 2000 through April 20, 2000, the receipt of $8,100,000 on borrowings from the line of credit, the receipt of $553,956 from the lessee as a security deposit and $5,334,613 of cash and cash equivalents used (i) to acquire a property for $13,848,900,
         (ii) to pay acquisition fees and costs of $301,787 ($287,377 of which was accrued as due to related parties at March 31, 2000), (iii) to pay selling commissions and offering expenses (syndication costs) of $102,195 which have been netted against stockholders' equity ($76,577 of which was accrued and due to related parties at March 31, 2000) and
         (iv) to pay loan costs of $55,917 related to the assumed borrowings from the line of credit. Also represents the accrual of $378,910 of acquisition fees and miscellaneous acquisition costs.

Unaudited Pro Forma Consolidated Statements of Operations:

(1) Represents adjustment to rental income from operating leases for the property acquired by the Company as of April 20, 2000 (the "Pro Forma Property"), for the period commencing the date the Pro Forma Property became operational by the previous owner through the end of the pro forma period presented. The date the Pro Forma Property is treated as becoming operational as a rental property for purposes of the Pro Forma Consolidated Statements of Operations was October 11, 1999.

         The lease provides for the payment of percentage rent in addition to base rental income; however, no percentage rent was due under the lease for the Pro Forma Property during the period the Company was assumed to have held the property.

(2) Represents reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the Pro Forma Property (the "FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve will be paid, granted and assigned to the Company. In connection therewith, FF&E Reserve income was earned at approximately $2,700 per month.

(3) Represents adjustment to interest income due to the decrease in the amount of cash available for investment in interest bearing accounts during the period commencing the date the Pro Forma Property became operational by the previous owner through the end of the pro forma period presented, as described in Note (1). The estimated pro forma adjustment is based upon the fact that interest income from interest bearing accounts was earned at a rate of approximately five percent per annum by the Company during the year ended December 31, 1999 and the quarter ended March 31, 2000.

(4) Represents adjustment to interest expense incurred at a rate of 8.75% per annum in connection with the assumed borrowings from the line of credit of $8,100,000 on October 11, 1999.

(5) Represents increase in asset management fees relating to the Pro Forma Property for the period commencing the date the Pro Forma Property became operational by the previous owners through the end of the pro forma period presented, as described in Note (1). Asset management fees are equal to 0.60% per year of the Company's Real Estate Asset Value as defined in the Company's prospectus.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                    FOR THE QUARTER ENDED MARCH 31, 2000 AND
                        THE YEAR ENDED DECEMBER 31, 1999



Unaudited Pro Forma Consolidated Statements of Operations - Continued:


(6) Represents increase in depreciation expense of the building and the furniture, fixture and equipment ("FF&E") portions of the Pro Forma Property accounted for as operating leases using the straight-line method. The building and FF&E are depreciated over useful lives of 40 and seven years, respectively. Also represents amortization of the loan costs of $55,917 (.5% origination fee on the $8,100,000 from borrowings on the line of credit, associated legal fees and closing costs) amortized under the straight-line method over a period of five years.

(7) Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the quarter ended March 31, 2000 and the year ended December 31, 1999.

         As a result of the Pro Forma Property being treated in the Pro Forma Consolidated Statements of Operations as operational since October 11, 1999, the Company assumed approximately 670,638 shares of common stock were sold, and the net offering proceeds were available for the purchase of this property. Due to the fact that approximately 270,400 of these shares of common stock were actually sold subsequently, during the period October 11, 1999 through April 20, 2000, the weighted average number of shares outstanding for the pro forma periods were adjusted. Pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, as adjusted, during the quarter ended March 31, 2000 and the year ended December 31, 1999.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS



                                                                              March 31,                  December 31,
                                                                                2000                         1999
                                                                            --------------               -------------

                                ASSETS

Cash                                                                          $5,812,893                  $4,744,222
Other assets                                                                     423,602                     344,338
                                                                          ---------------              --------------

                                                                              $6,236,495                  $5,088,560
                                                                          ===============              ==============

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Due to related parties                                                    $1,938,627                  $1,775,256
    Accounts payable and accrued expenses                                         28,100                      21,167
                                                                          ---------------              --------------
       Total liabilities                                                       1,966,727                   1,796,423
                                                                          ---------------              --------------

Commitment (Note 8)

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued  3,000,000  shares                                     --                            --
    Excess shares,  $.01 par value per share.
       Authorized and unissued  103,000,000  shares                                   --                            --
    Common stock, $.01 par value per share.
       Authorized 100,000,000 shares, issued and
       outstanding 658,615 and 540,028 shares, respectively                        6,586                       5,400
    Capital in excess of par value                                             4,410,747                   3,365,531
    Accumulated deficit                                                         (147,565 )                   (78,794 )
                                                                          ---------------              --------------
       Total stockholders' equity                                              4,269,768                   3,292,137
                                                                          ---------------              --------------

                                                                              $6,236,495                  $5,088,560
                                                                          ===============              ==============






                See accompanying notes to condensed consolidated
                             financial statements.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                   Quarter
                                                                               Ended March 31,
                                                                          2000                 1999
                                                                       -----------          ------------
Revenues:
    Interest income                                                       $72,962                $ --

Expenses:
    General operating and administrative                                   98,140                   --
                                                                      ------------          ------------

Net Loss                                                                $ (25,178 )              $ --
                                                                      ============          ============

Net Loss Per Share of Common Stock
    (Basic and Diluted)                                                   $ (0.04 )              $ --
                                                                      ============          ============

Weighted Average Number of Shares of
    Common Stock Outstanding                                              601,758                   --
                                                                      ============          ============





     See accompanying notes to condensed consolidated financial statements.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

          Quarter Ended March 31, 2000 and Year Ended December 31, 1999

                                                    Common stock
                                           -------------------------------   Capital in
                                              Number            Par          excess of        Accumulated
                                             of Shares         Value         par value          deficit              Total
                                           --------------   ------------    -------------   -----------------    -------------
  Balance at December 31, 1998                    20,000        $   200        $ 199,800          $   --           $ 200,000

  Subscriptions received for common
    stock through public offering
    and distribution reinvestment plan           543,528          5,435        5,429,848              --           5,435,283

  Subscriptions held in escrow                   (23,500 )         (235 )       (234,765 )            --            (235,000 )

  Stock issuance costs                              --             --         (2,029,352 )            --          (2,029,352 )

  Net loss                                          --             --               --             (28,390 )         (28,390 )

  Distributions declared and paid
    ($.125 per share)                               --             --               --             (50,404 )         (50,404 )
                                          ---------------  -------------   --------------   ---------------    --------------

  Balance at December 31, 1999                   540,028          5,400        3,365,531           (78,794 )       3,292,137

  Subscriptions received for common
    stock through public offering and
    distribution reinvestment plan               133,387          1,334        1,332,553              --           1,333,887

  Subscriptions held in escrow                   (14,800 )         (148 )       (147,852 )            --            (148,000 )

  Stock issuance costs                              --             --           (139,485 )            --            (139,485 )

  Net loss                                          --             --               --             (25,178 )         (25,178 )

  Distributions declared and paid
    ($.075 per share)                               --             --               --             (43,593 )         (43,593 )
                                          ---------------  -------------   --------------   ---------------    --------------

  Balance at March 31, 2000                      658,615       $  6,586       $4,410,747        $ (147,565 )     $ 4,269,768
                                          ===============  =============   ==============   ===============    ==============





     See accompanying notes to condensed consolidated financial statements.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                     Quarter Ended
                                                                                       March 31,
                                                                           2000                       1999
                                                                       --------------            ----------------
Increase (Decrease) in Cash and Cash Equivalents:

    Net Cash Provided by Operating Activities                              $  10,409                    $    --
                                                                      ---------------           ----------------

    Financing Activities:
       Subscriptions received from stockholders                            1,185,887                         --
       Distributions to stockholders                                         (43,593 )                       --
       Payment of stock issuance costs                                       (84,032 )                       --
                                                                      ---------------           ----------------
             Net cash provided by financing activities                     1,058,262                         --
                                                                      ---------------           ----------------

Net Increase in Cash and Cash
    Equivalents                                                            1,068,671                          --

Cash and Cash Equivalents at Beginning
    of Quarter                                                             4,744,222                         92
                                                                      ---------------           ----------------

Cash and Cash Equivalents at End of
    Quarter                                                              $ 5,812,893                   $     92
                                                                      ===============           ================




     See accompanying notes to condensed consolidated financial statements.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED


                                                                                     Quarter Ended
                                                                                       March 31,
                                                                           2000                       1999
                                                                       --------------            ----------------

Reconciliation of Net Loss to Net Cash Provided by Operating Activities:

       Net loss                                                           $  (25,178 )                  $    --
       Adjustments to reconcile net
         loss to net cash provided by
         operating activities:
           Changes in operating assets and liabilities:
                Other assets                                                  (2,671 )                       --
                Accounts payable and
                  other accrued expenses                                       5,607                          --
                Due to related parties                                        32,651                          --
                                                                      ---------------           ----------------
                  Net cash provided by operating
                    activities                                             $  10,409                    $    --
                                                                      ===============           ================

Supplemental Schedule of Non-Cash
    Investing and Financing Activities:

       Amounts paid by related parties
            on behalf of the Company and
         its subsidiaries:
           Acquisition costs                                               $  22,283                  $  10,057
           Deferred offering costs                                                --                    118,784
           Stock issuance costs                                               18,641                         --
                                                                      ---------------           ----------------
                                                                           $  40,924                 $  128,841
                                                                      ===============           ================
       Costs incurred by the Company and unpaid at quarter end:
           Acquisition costs                                               $  54,310                    $    --
           Deferred offering costs                                                --                      9,799
           Stock issuance costs                                               36,812                         --
                                                                      ---------------           ----------------
                                                                           $  91,122                  $   9,799
                                                                      ===============           ================




     See accompanying notes to condensed consolidated financial statements.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     Quarters Ended March 31, 2000 and 1999


1.       Organization and Nature of Business:

         CNL Health Care Properties, Inc. was organized pursuant to the laws of the state of Maryland on December 22, 1997. CNL Health Care GP Corp. and CNL Health Care LP Corp. are wholly owned subsidiaries of CNL Health Care Properties, Inc., each of which were organized pursuant to the laws of the state of Delaware in December 1999. CNL Health Care Partners, LP is a Delaware limited partnership formed in December 1999. CNL Health Care GP Corp. and CNL Health Care LP Corp. are the general and limited partners, respectively, of CNL Health Care Partners, LP. The term "Company" includes, unless the context otherwise requires, CNL Health Care Properties, Inc., CNL Health Care Partners, LP, CNL Health Care GP Corp. and CNL Health Care LP Corp.

         The Company intends to use the proceeds from its public offering (the "Offering"), after deducting offering expenses, primarily to acquire real estate properties (the "Properties") related to health care and seniors' housing facilities (the "Health Care Facilities") located across the United States. The Health Care Facilities may include congregate living, assisted living and skilled nursing facilities, continuing care retirement communities and life care communities, and medical office buildings and walk-in clinics. The Company may provide mortgage financing (the "Mortgage Loans") to operators of Health Care Facilities in the aggregate principal amount of approximately 5 to 10 percent of the Company's total assets. The Company also may offer furniture, fixture and equipment financing ("Secured Equipment Leases") to operators of Health Care Facilities. Secured Equipment Leases will be funded from the proceeds of a loan in an amount up to ten percent of the Company's total assets.

         The Company was a development stage enterprise from December 22, 1997 through July 13, 1999. Since operations had not begun, activities through July 13, 1999 were devoted to organization of the Company.

2.       Basis of Presentation:

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of the management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter ended March 31, 2000 may not be indicative of the results that may be expected for the year ending December 31, 2000. Amounts included in the financial statements as of December 31, 1999 have been derived from audited financial statements as of that date.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                     Quarters Ended March 31, 2000 and 1999


2.      Basis of Presentation - Continued:

         These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the Form 10-K of CNL Health Care Properties, Inc. for the year ended December 31, 1999.

         The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, CNL Health Care Properties, Inc., and its wholly owned subsidiaries, CNL Health Care GP Corp. and CNL Health Care LP Corp., as well as the accounts of CNL Health Care Partners, LP. All significant intercompany balances and transactions have been eliminated.

3.       Public Offering:

         The Company has a currently effective registration statement on Form S-11 with the Securities Exchange Commission. A maximum of 15,500,000 shares ($155,000,000) may be sold, including 500,000 shares ($5,000,000) which are available only to stockholders who elect to participate in the Company's reinvestment plan. The Company has adopted a reinvestment plan pursuant to which stockholders may elect to have the full amount of their cash distributions from the Company reinvested in additional shares of common stock of the Company. In addition, the Company has registered 600,000 shares issuable upon the exercise of warrants granted to the managing dealer of the Offering. As of March 31, 2000, the Company had received subscription proceeds of $6,769,154 (676,915 shares), including $23,190 (2,319 shares) through the distribution reinvestment plan and $383,000 (38,300 shares) from Pennsylvania investors which will be held in escrow until the Company receives aggregate subscriptions of at least $7,775,000.

4.       Other Assets:

         Other assets as of March 31, 2000 and December 31, 1999 were $423,602 and $344,338, respectively, which consisted of acquisition fees and miscellaneous acquisition expenses which will be allocated to future Properties and miscellaneous prepaid expenses.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                     Quarters Ended March 31, 2000 and 1999

5.       Stock Issuance Costs:

         The Company has incurred certain expenses of its Offering, including commissions, marketing support and due diligence expense reimbursement fees, filing fees, legal, accounting, printing and escrow fees, which have been deducted from the gross proceeds of the Offering. Preliminary costs incurred prior to raising capital were advanced by an affiliate of the Company, CNL Health Care Corp. (the "Advisor") and its affiliates. The Advisor has agreed to pay all offering expenses (excluding commissions and marketing support and due diligence expense reimbursement fees) which exceed three percent of the gross offering proceeds received from the sale of shares of the Company in connection with the Offering.

         During the quarters ended March 31, 2000 and 1999, the Company incurred $139,485 and $128,583, respectively, in stock issuance costs, including $94,869 and $17,180, respectively, in commissions and marketing support and due diligence expense reimbursement fees (see Note 7). These amounts have been charged to stockholders' equity subject to the three percent cap described above.

6.       Distributions:

         For the quarter ended March 31, 2000, 100 percent of the distributions paid to stockholders were considered ordinary income for federal income tax purposes. No amounts distributed to the stockholders for the quarter ended March 31, 2000 are required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders' return on their invested capital. The characterization for tax purposes of distributions declared for the quarter ended March 31, 2000 may not be indicative of the results that may be expected for the year ending December 31, 2000.

7.       Related Party Arrangements:

         Certain affiliates of the Company receive fees and compensation in connection with the offering, and the acquisition, management and sale of the assets of the Company.

         CNL Securities Corp. is entitled to receive commissions amounting to 7.5% of the total amount raised from the sale of shares for services in connection with the Offering, a substantial portion of which has been or will be paid as commissions to other broker-dealers. During the quarter ended March 31, 2000, the Company incurred $88,940 of such fees. A substantial portion of these amounts was or will be paid by CNL Securities Corp. as commissions to other broker-dealers.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                     Quarters Ended March 31, 2000 and 1999


7.       Related Party Arrangements - Continued:

         In addition, CNL Securities Corp. is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of shares, all or a portion of which may be reallowed to other broker-dealers. During the quarter ended March 31, 2000, the Company incurred $5,929 of such fees, the majority of which was reallowed to other broker-dealers and from which all bona fide due diligence expenses were or will be paid.

         In addition, the Company has agreed to issue and sell soliciting dealer warrants ("Soliciting Dealer Warrants") to CNL Securities Corp. The price for each warrant is $0.0008 and one warrant is issued for every 25 shares sold by the managing dealer except where prohibited by federal or state securities laws. All or a portion of the Soliciting
         Dealer Warrants may be reallowed to soliciting dealers with prior written approval from, and in the sole discretion of, the managing dealer, except where prohibited by either federal or state securities laws. The holder of a Soliciting Dealer Warrant will be entitled to purchase one share of common stock from the Company at a price of
         $12.00 during the five-year period commencing with the date the offering begins. No Soliciting Dealer Warrant, however, will be exercisable until one year from the date of issuance. During the quarter ended March 31, 2000, the Company issued approximately 19,400 Soliciting Dealer Warrants. As of March 31, 2000, CNL Securities Corp. was entitled to receive approximately 5,000 additional Soliciting Dealer Warrants for shares sold during the quarter then ended.

         The Advisor is entitled to receive acquisition fees for services in identifying Properties and structuring the terms of leases of the Properties and Mortgage Loans equal to 4.5% of gross proceeds of the Offering, loan proceeds from permanent financing and amounts outstanding on the line of credit, if any, at the time of listing of the shares on a national securities exchange or over-the-counter market, but excluding that portion of the permanent financing used to finance Secured Equipment Leases. During the quarter ended March 31, 2000, the Company incurred $53,364 of such fees. These fees are included in other assets at March 31, 2000.

         The Company incurs operating expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the advisory agreement, the Advisor is required to reimburse the Company the amount by which the total operating expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year"), the greater of two percent of average invested assets or 25 percent of net income (the "Expense Cap"). Due to the fact that the Company commenced operations in July 1999, the Advisor will be required to reimburse the Company any amounts in excess of the Expense Cap commencing with the Expense Year ending June 30, 2000.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                     Quarters Ended March 31, 2000 and 1999


7.       Related Party Arrangements - Continued:

         The Advisor and its affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the Offering), on a day-to-day basis.

         The expenses incurred for these services were classified as follows for the quarters ended March 31:


                                                                         2000                  1999
                                                                     --------------       --------------
Deferred offering costs                                                     $  --               $  70,291
Stock issuance costs                                                          27,103                --
Other assets                                                                     945                --
General operating and administrative expenses                                 54,321                --
                                                                     --------------       --------------

                                                                           $  82,369            $  70,291
                                                                     ==============       ==============

Amounts due to related parties consisted of the following at:

                                                                       March 31,          December 31,
                                                                          2000                 1999
                                                                     --------------       --------------

Due to the Advisor:
    Expenditures incurred for organizational and offering
        expenses on behalf of the Company                                $ 1,479,354          $ 1,432,291
    Accounting and administrative services                                    35,729                6,739
    Acquisition fees and expenses                                            412,820              336,226
                                                                      --------------       --------------
                                                                           1,927,903            1,775,256
                                                                      --------------       --------------

Due to CNL Securities Corp.:
    Commissions                                                               10,054                --
    Marketing support and due diligence
          expense reimbursement fee                                              670                 --
                                                                      --------------       --------------
                                                                              10,724                 --
                                                                      --------------       --------------

                                                                         $ 1,938,627          $ 1,775,256
                                                                      ==============       ==============


                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                     Quarters Ended March 31, 2000 and 1999

8.       Commitment:

         In March 2000, the Company entered into an initial commitment to acquire a private-pay assisted living community for $13,848,900. The Property is a Brighton Gardens(R) by Marriot(R) in Orland Park, Illinois (see note 9).

9.       Subsequent Events:

         During the period April 1 through May 1, 2000, the Company received subscription proceeds for an additional 41,292 shares ($412,916) of common stock. As of May 1, 2000, the Company had received total subscription proceeds of $7,182,070, including $383,000 from Pennsylvania investors whose funds will be held in escrow until aggregate subscription proceeds total at least $7,775,000.

         On  April  1,  April  20  and  May  1,  2000,   the  Company   declared
         distributions of $0.025, $0.012 and $0.058, respectively, per share of common stock. These distributions are payable in June 2000.

         On April 20, 2000, the Company entered into a revolving line of credit and security agreement with a bank to be used by the Company to acquire and construct health care Properties. The line of credit provides that the Company may receive advances of up to $25,000,000 until April 19, 2005, with an annual review to be performed by the bank to indicate that there has been no substantial deterioration, in the bank's reasonable discretion, of the credit quality. Interest expense on each advance shall be payable monthly, with all unpaid interest and principal due no later than five years from the date of the advance. Generally, advances under the line of credit will bear interest at either (i) a rate per annum equal to London Interbank Offered Rate (LIBOR) plus the difference between LIBOR and the bank's base rate at the time of the advance or (ii) a rate equal to the bank's base rate, whichever the Company selects at the time advances are made. The interest rate will be adjusted daily in accordance with fluctuations with the bank's rate or the LIBOR rate, as applicable. Notwithstanding the above, the interest rate on the first $9.7 million drawn will be 8.75%. In addition, a fee of .5 percent per advance will be due and payable to the bank on funds as advanced. Each advance made under the line of credit will be collateralized by the assignment of rents and leases. In addition, the line of credit provides that the Company will not be able to further encumber the applicable Property during the term of the advance without the bank's consent. The Company will be required, at each closing, to pay all costs, fees and expenses arising in connection with the line of credit. The Company must also pay the bank's attorneys fees, subject to a maximum cap, incurred in connection with the line of credit and each advance.

                        CNL HEALTH CARE PROPERTIES, INC.
                                AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                     Quarters Ended March 31, 2000 and 1999


9.       Subsequent Events - Continued:

         On April 20, 2000, the Company used offering proceeds of $5,748,000 and obtained an advance under the line of credit of $8,100,000 to acquire a Property for a total cost of $13,848,900. In connection with the line of credit, the Company incurred an origination fee, legal fees and closing costs of $55,917. In connection with the purchase of the Property, the Company, as lessor, entered into a long-term lease, triple-net agreement.

                       INDEX TO OTHER FINANCIAL STATEMENTS



The following financial information is provided in connection with the Company's acquisition of the Orland Park Property. Due to the fact that the tenant of the Company is a newly formed entity, the information presented represents the historical financial information of the operations of the assisted living facility. The Orland Park Property became operational on October 11, 1999. This information was obtained from the seller of the Property. The Company acquired the Property but does not own any interest in the tenant's operations of the assisted living facility. For information on the Property and the long-term, triple-net lease which the Company entered, see "Business -- Property Acquisitions."


BRIGHTON GARDENS BY MARRIOTT
Orland Park, Illinois
(An Unincorporated Division of Marriott Senior Living Services, Inc.)

Updated Financial  Statements (unaudited):

    Condensed Statement of Assets and Liabilities as of March 24, 2000                                    B-20

    Condensed Statement of Revenues and Operating Expenses for the period from
     January 1, 2000 through March 24, 2000                                                               B-21

    Condensed Statement of Excess of Assets Over Liabilities for the period from
     January 1, 2000 through March 24, 2000                                                               B-22

    Condensed Statement of Cash Flows for the period from January 1, 2000 through
     March 24, 2000                                                                                       B-23

    Notes to Condensed Financial Statements for the period from January 1, 2000
     through March 24, 2000                                                                               B-24


Brighton Gardens by Marriott
Orland Park, Illinois
(An Unincorporated Division of Marriott Senior Living Services, Inc.)
Condensed Statement of Assets and Liabilities
March 24, 2000
--------------------------------------------------------------------------------

                 Assets

Current Assets:
    Cash                                                             $   9,339
    Other assets                                                         5,015
                                                                  -------------
          Total current assets                                          14,354

Property and Equipment, at cost, less accumulated
    depreciation of $191,602                                        12,593,208
                                                                  -------------

                                                                   $12,607,562
                                                                  =============


      Liabilities and Excess of Assets Over Liabilities

Current Liabilities:
    Accounts payable and accrued expenses                           $   12,678
    Unearned revenue                                                    27,280
    Due to Marriott Senior Living Services, Inc.                       259,690
                                                                  -------------
          Total current liabilities                                    299,648

Excess of Assets Over Liabilities                                   12,307,914
                                                                  -------------

                                                                   $12,607,562
                                                                  =============





   The accompanying notes are an integral part of these financial statements.

Brighton Gardens by Marriott
Orland Park, Illinois
(An Unincorporated Division of Marriott Senior Living Services, Inc.)
Condensed  Statement of Revenues and Operating  Expenses
Period from January 1, 2000 through March 24, 2000
--------------------------------------------------------------------------------



Revenue:
    Resident fees                                                 $ 402,195
    Other income                                                     10,846
                                                                ------------
                                                                    413,041
                                                                ------------

Expenses:
    Operating, selling, general and administrative                  538,173
    Depreciation                                                    100,843
                                                                ------------
                                                                    639,016
                                                                ------------

Excess of Operating Expenses Over Revenues                       $ (225,975)
                                                                ============





   The accompanying notes are an integral part of these financial statements.

Brighton Gardens by Marriott
Orland Park, Illinois
(An Unincorporated Division of Marriott Senior Living Services, Inc.)
Condensed Statement of Excess of Assets Over Liabilities
Period from January 1, 2000 through March 24, 2000
--------------------------------------------------------------------------------



Balance at Beginning of Period                                    $ 12,533,889

    Excess of operating expenses over revenues                        (225,975)
                                                                 --------------

Excess of Assets Over Liabilities at March 24, 2000               $ 12,307,914
                                                                 ==============





   The accompanying notes are an integral part of these financial statements.

Brighton Gardens by Marriott
Orland Park, Illinois
(An Unincorporated Division of Marriott Senior Living Services, Inc.)
Condensed  Statement of Cash Flows
Period from January 1, 2000 through March 24, 2000
--------------------------------------------------------------------------------



Cash Flows from Operating Activities:
  Net loss                                                        $ (225,975)
  Depreciation                                                       100,843
  Changes in assets and liabilities:
     Decrease (increase) in assets:
        Decrease in accounts receivable                                7,333
        Decrease in other assets                                       2,744
     Increase (decrease) in liabilities:
        Decrease in accounts payable and accrued
           expenses                                                   (2,546)
        Increase in unearned revenue                                  27,280
        Increase in due to Marriott Senior Living
           Services, Inc.                                             83,131
                                                               ---------------

              Net cash used in operating activities                   (7,190)

Cash at Beginning of Period                                             16,529
                                                               ----------------

Cash at End of Period                                                $   9,339
                                                               ================





   The accompanying notes are an integral part of these financial statements.

Brighton Gardens by Marriott
Orland Park, Illinois
(An Unincorporated Division of Marriott Senior Living Services, Inc.)
Notes to Condensed Financial Statements
Period from  January 1, 2000 through March 24, 2000
--------------------------------------------------------------------------------


1.       Organization and Nature of Business:

         Brighton Gardens by Marriott (the "Property") is an assisted-living facility located in Orland Park, Illinois. The Property includes 82 assisted-living units and 24 Alzheimer's units. The Property is an unincorporated division of Marriott Senior Living Services, Inc. (the "Owner"), a subsidiary of Marriott International, Inc.
         The property became operational on October 11, 1999.


2.       Basis of Presentation:

         The accompanying unaudited condensed financial statements do not include all of the information and note disclosures required by generally accepted accounting principles. The condensed financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of results for the interim period presented. Operating results for the period from January 1, 2000 to March 24, 2000 may not be indicative of the results that may be expected for the year ending December 29, 2000. These unaudited financial statements should be read in conjunction with the audited financial statements as of December 31, 1999.

                                   APPENDIX E

                             STATEMENT OF ESTIMATED
                            TAXABLE OPERATING RESULTS
                         BEFORE DIVIDENDS PAID DEDUCTION


             ------------------------------------------------------

          THE STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS BEFORE DIVIDENDS PAID DEDUCTION IN THIS ADDENDUM UPDATES AND REPLACES APPENDIX E TO THE ATTACHED PROSPECTUS, DATED MARCH 31, 2000.

             ------------------------------------------------------

                        CNL HEALTH CARE PROPERTIES, INC.
                STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                         BEFORE DIVIDENDS PAID DEDUCTION
                       PROPERTIES ACQUIRED FROM INCEPTION
                             THROUGH APRIL 20, 2000
                For the Year Ended December 31, 1999 (Unaudited)


         The following schedule presents unaudited estimated taxable operating results before dividends paid deduction of the Property acquired by the Company as of April 20, 2000 The statement presents unaudited estimated taxable operating results for the Property as if it had been acquired and operational on January 1, 1999 through December 31, 1999. The schedule should be read in light of the accompanying footnotes.

         These estimates do not purport to present actual or expected operations of the Company for any period in the future. The estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith.

                                                   Brighton Gardens by Marriott
                                                      Orland Park Property
                                                   ----------------------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income (1)                                            $1,350,268

FF&E Reserve Income (2)                                          32,476

Asset Management Fees (3)                                       (83,093)

Interest Expense (4)                                           (708,750)

General and Administrative
    Expenses (5)                                               (110,422)
                                                            -----------

Estimated Cash Available from
    Operations                                                  480,479

Depreciation  and Amortization
    Expense (6) (7)                                            (441,243)
                                                            -----------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                                             $ 39,236
                                                            ===========



                                  See Footnotes

FOOTNOTES:

(1) Rental income does not include percentage rents which will become due if specified levels of gross receipts are achieved.

(2) Reserve funds will be used for the replacement and renewal of furniture, fixtures and equipment related to the Orland Park Property ("FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with the funds from the FF&E Reserve will be paid, granted and assigned to the Company. In connection therewith, FF&E Reserve income will be earned at 1% of gross receipts for lease years one through four and has been estimated based on projected gross revenues.

(3) The Properties will be managed pursuant to an advisory agreement between the Company and CNL Health Care Corp. (the "Advisor"), pursuant to which the Advisor will receive monthly asset management fees in an amount equal to one-twelfth of .60% of the Company's Real Estate Asset Value as of the end of the preceding month as defined in such agreement. See "Management Compensation."

(4) Estimated at 8.75% per annum based on the bank's base rate as of April 20, 2000.

(5) Estimated at 8% of gross rental income, based on the previous experience of Affiliate of the Advisor with another public REIT.

(6) The estimated federal tax basis of the depreciable portion of the property and the number of years the assets have been depreciated on the straight-line method is as follows:

                                                               Furniture and
                                          Building                Fixtures
                                        (5-15 years)             (39 years)
                                       --------------         -----------------

         Orland Park Property             $11,507,105               $1,023,320



(7) Loan costs of $55,917 (.5% origination fee on the $8.1 million from borrowings on the Line of Credit, legal fees and closing costs) amortized under the straight-line method over a period of five years.